                                                      RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-10913

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 31, 1996)

                                  $250,000,000
                         MCDONNELL DOUGLAS CORPORATION
                       6 7/8% NOTES DUE NOVEMBER 1, 2006

                               ----------------

  Interest on the 6 7/8% Notes due November 1, 2006 (the "Notes") of McDonnell Douglas Corporation (the "Company") is payable semiannually on May 1 and November 1 of each year, commencing May 1, 1997. The Notes are not subject to redemption by the Company prior to maturity.

  Ownership of the Notes will be maintained in book-entry form by or through the Depository (as hereinafter defined). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Beneficial owners of the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

                               ----------------

THESE  NOTES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
    PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A
     CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PRICE TO          UNDERWRITING        PROCEEDS  TO
                                    PUBLIC(1)          DISCOUNT(2)        COMPANY(1)(3)
----------------------------------------------------------------------------------------
Per Note........................       99.182%              .65%               98.532%
----------------------------------------------------------------------------------------
Total...........................    $247,955,000         $1,625,000         $246,330,000
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from November 5, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Plan of Distribution" in the attached Prospectus.
(3) Before deduction of expenses payable by the Company.

                               ----------------

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of the Depository on or about November 5, 1996.

                               ----------------

MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                                                               J.P. MORGAN & CO.

                               ----------------

          The date of this Prospectus Supplement is October 31, 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              DESCRIPTION OF NOTES

  The 6 7/8% Notes due November 1, 2006 (the "Notes") are to be issued as a series of Debt Securities under the Indenture, as amended, which is more fully described in the accompanying Prospectus. The Notes will mature on November 1, 2006.

  The Notes will bear interest from November 5, 1996, payable semiannually on May 1 and November 1 of each year, commencing May 1, 1997, to the persons in whose names the Notes are registered on the preceding April 15 or October 15, respectively.

  The Notes are not subject to redemption by the Company prior to maturity.

  The Notes will be issued in denominations of $1,000 and integral multiples thereof.

DEPOSITORY

  Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depository, and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

  DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Purchases of Notes must be made by or through Participants, which will receive a credit on the records of DTC. The ownership interest of each actual purchaser of each Note (the "Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

  So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, Beneficial Owners of a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Payment of the principal of, and interest on, Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the ease may be, as the Holder of the Global Note or Notes representing such Notes. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of DTC. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

  If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, or (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be exchangeable, or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Note or Notes will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in Global Notes.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and the Underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth after its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any of such Notes are purchased.

                                                                     PRINCIPAL
        UNDERWRITER                                                    AMOUNT
        -----------                                                 ------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..........................................  $ 83,400,000
   Chase Securities Inc. .........................................    83,300,000
   J.P. Morgan Securities Inc. ...................................    83,300,000
                                                                    ------------
        Total.....................................................  $250,000,000
                                                                    ============

  The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .4% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  In the ordinary course of their respective businesses certain of the Underwriters and/or their affiliates engage and may in the future engage in commercial banking and investment banking transactions with the Company and affiliates of the Company.

PROSPECTUS

                                 $1,198,000,000

                         MCDONNELL DOUGLAS CORPORATION

                       DEBT SECURITIES AND DEBT WARRANTS

  McDonnell Douglas Corporation (the "Company") from time to time may offer and sell up to $1,198,000,000 aggregate principal amount (or net proceeds in the case of securities issued at an original issue discount), or its equivalent, based on the applicable exchange rate at the time of offering, in such foreign currencies, units or composites of two or more thereof as shall be designated by the Company at the time of offering, of its debt securities (the "Debt Securities") and of warrants to purchase Debt Securities (the "Debt Warrants"). The Debt Securities and Debt Warrants, which are collectively referred to herein as the "Securities," may be offered in one or more separate series in amounts, at prices and on terms to be determined at the time of sale. The Company may sell Securities to or through dealers, acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution."

  The Debt Securities will be unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. See "Description of Debt Securities" and "Description of Debt Warrants."

  The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for any extension, redemption or repayment at the option of the Company or the holder, terms for sinking fund payment, if any, whether the Securities are Debt Securities or Debt Warrants, the initial public offering price or purchase price, the names of, and the principal amounts to be purchased by dealers, if any, the compensation of such dealers and the proceeds to be received by the Company and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). The Company may elect to deliver to purchasers of Securities an abbreviated term sheet setting forth a description of the Securities being offered, or a summary thereof, instead of a Prospectus Supplement. As used herein, Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency or units or composite currencies or in amounts determined by reference to an index.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON  THE  ACCURACY OR  ADEQUACY  OF THIS  PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Securities may be sold to underwriters for public offering pursuant to terms of an offering fixed at the time of sale. Such underwriters may include, or may be a group of underwriters represented by, Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more other firms. In addition, the Securities may be sold by the Company directly or through agents. No Securities may be sold without delivery of a Prospectus Supplement or a term sheet describing such issue of Securities and the method and terms of offering thereof.

                               ----------------

                The Date of this Prospectus is October 31, 1996.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") Registration Statements on Form S-3 with respect to the Securities under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in such Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to these Securities and the Company, reference is made to the Registration Statements. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Reports, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's common stock is listed on the New York Stock Exchange and Pacific Stock Exchange. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange and Pacific Stock Exchange. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996, and Current Reports on Form 8-K dated April 17, 1996, May 31, 1996, June 5, 1996, July 8, 1996, August 2, 1996 and October 31, 1996, each as filed with the Commission, are hereby incorporated by reference into this Prospectus and made a part hereof.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Mr. Roger A. Krone, Vice President-Treasurer, McDonnell Douglas Corporation, P.O. Box 516, Mailcodes 1001330, St. Louis, Missouri 63166-0516; telephone number (314) 232-3359.

  Unless otherwise indicated, currency amounts in this Prospectus and the Prospectus Supplement are stated in United States dollars ("U.S. dollars," "dollars," "$" or "U.S. $").

                                  THE COMPANY

GENERAL

  The Company was incorporated in Maryland in 1939 under the name McDonnell Aircraft Corporation. On April 19, 1967, the shareholders approved the merger with Douglas Aircraft Company and the name of the corporation was changed to McDonnell Douglas Corporation (the "Company" or "The Company").

  The Company, its divisions and its subsidiaries operate principally in four industry segments: military aircraft; missiles, space and electronic systems; commercial aircraft; and financial services and other. Operations in the first two industry segments are conducted primarily by McDonnell Douglas Aerospace and by Military Transport Aircraft, unincorporated operating divisions of the Company, which are engaged in design, development, production, and support of the following major products: military transport aircraft; combat aircraft and training systems; commercial and military helicopters and ordnance; missiles; space launch vehicles and space station systems; and defense and commercial electronics, lasers, sensors, and command, control, communications, and intelligence systems. Operations in the commercial aircraft segment are conducted by Douglas Aircraft Company ("DAC"), an unincorporated operating division of the Company, which designs, develops, produces and sells commercial transport aircraft and related spare parts.

  DAC separated its commercial and government programs into two operating units effective January 1, 1992. Prior to the reorganization of DAC, the results of operations of both the commercial and military programs were reported under the combined caption of "transport aircraft". The "military aircraft" segment now includes the former "combat aircraft" segment plus the C-17 Globemaster III program and certain minor military programs reported under the "transport aircraft" caption prior to 1992. The "commercial aircraft" segment includes the commercial programs previously reported under the caption "transport aircraft". In August 1992, the DAC military programs became part of the McDonnell Douglas Aerospace division.

  Through its McDonnell Douglas Financial Services Corporation ("MDFS") subsidiary, the Company is engaged in aircraft financing and commercial equipment leasing. The Company's subsidiary, McDonnell Douglas Realty Company ("MDRC"), was established in 1972 to develop the Company's surplus real estate. While continuing to serve that role, MDRC has become a full-service developer and property manager in the commercial real estate market as well as for the Company's aerospace business.

  The Company is a major participant in both the defense and the commercial aerospace industries. The Company has a wide range of programs in production and development, and is the world's leading producer of military aircraft. The Company is one of the largest U.S. defense contractors and NASA prime contractors based on prime contracts awarded and is one of the principal manufacturers of large commercial transport aircraft. Programs and products comprising most of the Company's business volume are of a highly technical nature, comparatively few in number, high in unit cost, and have traditionally enjoyed relatively long production lives.

MILITARY AIRCRAFT

  The Company's McDonnell Douglas Aerospace division is currently producing the F-15 Eagle, the F/A-18 Hornet, the AV-8B Harrier II Plus, and the T-45 Goshawk and military training systems. The Company's Military Transport Aircraft division is currently producing the C-17 Globemaster III. Additionally, the Company is developing the F/A-18 E/F Super Hornet. The Super Hornet is expected to add greater range and payload carrying ability and maintainability and allow for the integration of new systems and technologies. The F-15 Eagle is a supersonic, tactical fighter that is currently operated by the U.S. Air Force, Japan, Saudi Arabia and Israel. The F/A-18 Hornet is a multi-mission strike fighter produced primarily for the U.S. Navy and Marine Corps. The F/A-18 Hornet's customers include: Canada, Australia, Spain, Kuwait, Finland, Switzerland, and Malaysia. The Company is the prime contractor for the U.S. Air

Force C-17 Globemaster III military transport. The C-17 is designed to carry outsize cargo over intercontinental distances into austere airfields. The AV-8B Harrier II is a vertical/short takeoff and landing attack aircraft which began U.S. Marine Corps service in January 1984. The AV-8B Harrier II is also currently operated by the United Kingdom, Spain, and Italy. The T-45 Goshawk is a carrier capable single engine trainer which the U.S. Navy selected in 1984 to replace its intermediate T-2C and advanced TA-4J trainers. McDonnell Douglas Helicopter Company, which operationally is part of the McDonnell Douglas Aerospace division, currently produces the AH-64 Apache, an advanced attack helicopter for the U.S. Army, Israel, Egypt, Saudi Arabia, United Arab Emirates, Greece, the United Kingdom and the Netherlands.

MISSILES, SPACE AND ELECTRONIC SYSTEMS

  The Company, through its McDonnell Douglas Aerospace division, is also engaged in a wide variety of programs in tactical missiles and related systems. The division produces several missile systems, including the Harpoon anti-ship missile and the Standoff Land Attack Missile.

  In addition, the McDonnell Douglas Aerospace division includes the Delta Launch Vehicle, Space Products, Space Station, payload fairings and technical services businesses. The McDonnell Douglas Aerospace division also develops and produces a variety of defense and electronic systems and products, including commercial and military aircraft avionics; command and information systems; surveillance, detection, and tracking systems; and laser systems.

COMMERCIAL AIRCRAFT

  The Company, through DAC, is producing MD-80 and MD-90 twin jets and MD-11 trijet commercial aircraft, developing the MD-95 twin jet commercial aircraft and supporting commercial aircraft, spare parts and related services. The MD-90 is an advanced derivative of the MD-80, featuring additional seat capacity and new fuel-efficient engines with reduced noise and exhaust emissions. Initial customer deliveries of the MD-90 began in early 1995. The MD-11 is an advanced technology trijet designed to fulfill airline needs in the l990s and beyond. Current customers for the Company's commercial transport aircraft include American Airlines, Delta Air Lines, and Federal Express Corporation in the United States; and Alitalia, China Eastern, China Northern, Garuda Indonesia, Japan Airlines, Japan Air Systems, KLM Royal Dutch Airlines, Korean Air, Swissair, and Varig, among international carriers.

FINANCIAL SERVICES

  MDFS, headquartered in Long Beach, California, is the parent company of McDonnell Douglas Finance Corporation ("MDFC"), a subsidiary that is engaged in aircraft financing and commercial equipment leasing. During 1991 and 1992, MDFS significantly scaled back its operations, disposed of certain selected lines of business and assets, and focused its new business efforts almost entirely within its two core business lines, aircraft financing and commercial equipment leasing.

  MDRC, a subsidiary of the Company, was established to develop the Company's surplus real estate. MDRC has since become a full-service developer and property manager in the commercial real estate market. MDRC is active in developing property adjacent to the Company's offices and plants, and is involved in other property and construction projects that are not connected with the Company's own requirements.

ADDRESS OF COMPANY

  The Company's principal executive offices are located at the intersection of
J. S. McDonnell Boulevard and Airport Road, P.O. Box 516, St. Louis, Missouri 63166-0516; telephone (314) 232-0232.

                         SUMMARY FINANCIAL INFORMATION

  The following tables present selected consolidated financial information concerning the Company and its consolidated subsidiaries. The information in the tables and the notes thereto should be read in conjunction with the consolidated financial statements and related notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Report on Form
10-Q for the quarter ended June 30, 1996 and the Company's Current Report on Form 8-K dated October 31, 1996. See "Incorporation of Certain Documents by Reference."

                                  YEAR ENDED DECEMBER 31
                          ------------------------------------------------------
                           1995         1994       1993       1992        1991
                          -------      -------    -------    -------     -------
                          (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER
                                        SHARE DATA)
SUMMARY OF OPERATIONS(1)
Revenues by industry
 segment:(2)
  Military aircraft.....  $ 8,158      $ 7,804    $ 6,852    $ 7,238     $ 7,795
  Commercial aircraft...    3,891        3,155      4,760      6,595       6,752
  Missiles, space and
   electronic systems...    1,917        1,877      2,575      3,169       2,979
  Financial services and      334          326        287        352         519
   other................  -------      -------    -------    -------     -------
Operating revenues(2)...   14,300       13,162     14,474     17,354      18,045
Earnings (Loss) from
 continuing operations
 before cumulative
 effect of accounting
 change.................     (416)(6)      598        359        698 (4)     357
  Per share(3)..........    (1.83)(6)     2.53       1.53       2.99 (4)    1.55
Net earnings (loss).....     (416)(6)      598        396       (781)(5)     423
  Per share(3)..........    (1.83)(6)     2.53       1.68      (3.35)(5)    1.84
Interest expense:
  Aerospace segments(2).      116 (7)      131(7)      89(7)     309         232(7)
  Financial services and      109          118        126        159         221
   other segment........  -------      -------    -------    -------     -------
    Total(2)............      225          249        215        468         453
BALANCE SHEET INFORMA-
 TION(1)
Total assets............  $10,466      $12,216    $12,026    $13,781     $14,601
Notes payable and long-
 term debt:
  Aerospace segments....    1,251        1,272      1,625      2,767       2,324
  Financial services and
   other segment........    1,469        1,297      1,513      1,474       1,891
Shareholders' equity....    3,041        3,872      3,413      3,022       3,877
  Per share(3)..........    13.60        16.59      14.47      12.85       16.83
Debt-to-equity ratios:
  Aerospace segments....      .46          .36        .52       1.01         .66
  Financial services and
   other segment........     4.44         4.14       5.22       5.42        5.25
OTHER INFORMATION(8)
Firm backlog............  $19,640      $17,503    $19,379    $24,052     $30,448
Total backlog(9)........  $28,353      $29,232    $35,698    $41,806     $42,577
Ratio of Earnings to
 Fixed
 Charges(1)(2)(10)......      --  (12)     4.2x       2.8x       3.1x        2.2x

(Notes to table appear on page 7)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                       ---------------------
                                                          1996       1995
                                                       ---------- ----------
                                                        (DOLLAR AMOUNTS IN
                                                        MILLIONS, EXCEPT PER
                                                            SHARE DATA)
SUMMARY OPERATIONS (8)
Revenues by industry segment:
  Military aircraft................................... $    5,864 $    6,000
  Commercial aircraft.................................      1,923      2,965
  Missiles, space and electronic systems..............      1,670      1,366
  Financial services and other........................        273        242
                                                       ---------- ----------
Operating revenues....................................      9,730     10,573
Net earnings..........................................        581        520
  Per share...........................................       2.66       2.28(11)
Interest expense:
  Aerospace segments..................................         93         86
  Financial services and other segment................         94         81
                                                       ---------- ----------
    Total.............................................        187        167
BALANCE SHEET INFORMATION(8)
Total assets.......................................... $   10,948 $   12,113
Notes payable and long-term debt:
  Aerospace segments..................................      1,196      1,250
  Financial services and other segment................      1,794      1,308
Shareholders' equity..................................      3,024      4,016
  Per share...........................................      14.21      17.92(11)
Debt-to-equity ratios:
  Aerospace segments..................................        .45        .34
  Financial services and other segment................       4.88       4.13
OTHER INFORMATION (8)
Firm backlog.......................................... $   22,271 $   16,080
Total backlog(9)...................................... $   45,962 $   25,862
Ratio of Earnings to Fixed Charges(10)................        5.0        5.2

(Notes to table appear on page 7)

--------
 (1) Summary of Operations, Balance Sheet Information and Ratio of Earnings to Fixed Charges have been restated to reflect discontinued operations. The captions "military aircraft" and "commercial aircraft" were shown as "combat aircraft" and "transport aircraft" prior to 1992. "Military aircraft" now includes the former "combat aircraft" segment plus the C-17 program and other minor military programs previously included in the "transport aircraft" segment.

 (2) In 1993, the Company reclassified certain income and expense related to an executive life insurance program to general and administrative expenses. These items were previously reflected as revenues or interest expense. Years prior to 1993 have been restated.

 (3) Per share data has been restated to reflect the 1994 three-for-one stock split and the 1996 two-for-one stock split.

 (4) Includes a gain of $676 million ($2.90 per share) from a postretirement benefit curtailment relating to Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions."

 (5) Includes a net charge of $860 million ($3.69 per share) relating to the initial adoption and subsequent curtailment gain associated with SFAS No. 106.

 (6) Includes a charge of $1.123 billion ($4.95 per share) related to a change in accounting for the MD-11 commercial aircraft.

 (7) Includes reduction of $107 million in 1991, $135 million in 1993, $10 million in 1994, and $23 million in 1995 from resolution of several issues with the Internal Revenue Service.

 (8) Unaudited.

 (9) Total backlog includes firm backlog plus (a) U.S. and other government orders not yet funded, (b) U.S. and other government orders being negotiated as continuations of authorized programs, and (c) unearned price escalation on firm commercial aircraft orders. Backlog is that of the aerospace segments only and includes all but a minor portion of the work to be performed under long-term contracts. Customer options and products produced for short-term lease are excluded from backlog.

(10) For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been calculated by adding interest expense (including amortization of capitalized interest) and the portion of rentals estimated to represent the interest factor to earnings from continuing operations before income taxes and cumulative effect of accounting change, and eliminating therefrom the undistributed earnings of less than 50% owned affiliates. "Fixed charges" include interest charges (including capitalized interest) and the portion of rentals estimated to represent the interest factor.

(11) Per share data has been restated to reflect the 1996 two-for-one stock split.

(12) For the year ended December 31, 1995, earnings were inadequate to cover fixed charges. The amount of such deficiency for the period was $749 million.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including the repayment of existing indebtedness. Management of the Company expects that it will, on a recurrent basis, engage in additional financings as the need arises to finance the operations of the Company and its subsidiaries or to lengthen the average maturity of its borrowings.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an indenture, as amended (the "Indenture"), between the Company and The Bank of New York, (successor to Citibank, N.A.) as trustee ("Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities.

  The following information concerning the Debt Securities and certain provisions of the Indenture is intended to provide a summary thereof and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever reference is made to defined terms (which are capitalized herein) of the Indenture, such defined terms are incorporated herein by reference.

GENERAL

  Reference is made to the Prospectus Supplement relating to a particular series of Debt Securities offered thereby for the following terms of such Debt
Securities: (1) the title of such Debt Securities and the series of which such Debt Securities shall be a part; (2) whether such Debt Securities are issuable in global form; (3) the aggregate principal amount of such Debt Securities; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates per annum (which may be fixed or variable) at which such Debt Securities will bear interest, if any; (6) the times at which such interest, if any, will be payable; (7) the provisions for redemption, if any, of such Debt Securities and the redemption prices; (8) the sinking fund requirements, if any, with respect to such Debt Securities; (9) whether the Debt Securities are denominated or provide for payment in United States dollars or a foreign currency, units or composites of two or more foreign currencies; (10) whether payment of the Debt Securities is to be determined by reference to an index, formula or other method based on a coin or currency other than that in which the Debt Securities are stated to be payable; (11) additional provisions, if any, for the defeasance of such Debt Securities; and (12) any other terms of such Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture).

  The Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount and may be denominated in currencies other than United States dollars. Special United States federal income tax considerations applicable to any such Debt Securities will be set forth in a Prospectus Supplement relating thereto.

  The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and provides that securities, in addition to the Debt Securities, may be issued thereunder from time to time in one or more series. All Debt Securities issued under the Indenture will rank equally and ratably with any such additional securities issued under the Indenture.

  Under the Indenture, the Company will have the ability, in addition to the ability to issue Debt Securities with terms the same as or different from those of Debt Securities previously issued, to "reopen" a previous series of Debt Securities and issue additional Debt Securities of such series.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  The Debt Securities of a series may be issued only in fully registered form without coupons and may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Securities."

  Debt Securities may be presented for exchange, and, unless otherwise indicated in an applicable Prospectus Supplement, may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of The Bank of New York, 101 Barclay Street, New York, New York, Attention: Corporate Trust Office (Trustee being a "Security Registrar"), in each case, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. In addition, Debt Securities may be presented for exchange or registration of transfer at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement relating thereto. Such transfer or exchange will be effected by the Security Registrar, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any partial redemption of Debt Securities of any series, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of principal of and interest, if any, on Debt Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register, or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in such security register. Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal office of The Bank of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

  All moneys paid by the Company to the applicable Paying Agent for the payment of principal of or interest, if any, on any Debt Security which remain unclaimed at the end of three years after such principal or interest shall have become due and payable, will be repaid to the Company and the Holder of any such Debt Security will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

  The Indenture provides that the Debt Securities may be issued in global form. If any series of Debt Securities is issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, and any premium and interest on, a global Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINED TERMS

  The definitions which follow are qualified in their entirety by reference to the definitions contained in the Indenture.

  "Net Tangible Assets" is defined to mean the aggregate amount at which assets of the Company and all Restricted Subsidiaries are reported on the asset side of the consolidated statement of financial position (after deducting all related depreciation, amortization and other valuation reserves and after excluding patents, trademarks, goodwill and similar intangibles and investments in and advances to Subsidiaries other than Restricted Subsidiaries) less all current liabilities (excluding deferred taxes) on the consolidated statement of financial position.

  "Original Issue Discount Security" is defined as any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, as provided in the Indenture.

  "Principal Property" is defined to mean any manufacturing plant owned by the Company or any Restricted Subsidiary which is located within North America and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 5% of Net Tangible Assets. Principal Property excludes, however, (i) aircraft and aerospace products and spare parts, (ii) certain other types of personal property and equipment, (iii) property financed through tax-exempt state or municipal securities and (iv) any real property held for development, lease or sale.

  "Restricted Subsidiary" is defined as a Subsidiary other than MDRC, MDFC, MDFS or any other Subsidiary which is primarily engaged in the business of financing or leasing.

  "Subsidiary" of the Company is defined as a corporation more than 50% of the voting stock of which is owned by the Company and/or one or more Subsidiaries.

LIMITATIONS ON LIENS

  The Indenture provides that if the Company or any Restricted Subsidiary shall issue, assume or guarantee any evidence of indebtedness for money borrowed ("indebtedness") secured by a mortgage, security interest, pledge or lien ("mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or shares of stock or indebtedness of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure the Debt Securities equally and ratably with such secured indebtedness, unless the aggregate amount of all such secured indebtedness, together with all indebtedness with respect to sale and lease-back transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Limitations on Sale and Lease-Back Transactions" below), would not exceed 10% of Net Tangible Assets.

  Such limitation will not apply to indebtedness secured by (a) mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) mortgages on any property existing at the date of the Indenture or at the time of acquisition by the Company or a Restricted Subsidiary (including acquisition through merger or consolidation), (c) mortgages securing indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (d) purchase money and construction mortgages entered into within specified time limits, (e) mechanics' liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments for the acquisition of real or personal property from such governmental body pursuant to contract or provision of statute; any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of property of the Company or any Restricted

Subsidiary which were not incurred in connection with borrowing money, obtaining advances or credits for the acquisition of property and which in the aggregate, do not materially impair use of any Principal Property, or which are being contested in good faith, or (f) any extension, renewal or replacement of any of the aforementioned mortgages not in excess of the principal amount of such indebtedness plus the fee incurred in connection with such transaction.

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

  The Indenture provides that neither the Company nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction involving any Principal Property, unless the aggregate amount of all attributable debt (as defined in the Indenture) with respect to such transaction plus all indebtedness secured by mortgages on Principal Properties (with the exception of secured indebtedness which is excluded as described in "Limitations on Liens" above) would not exceed 10% of Net Tangible Assets.

  Such limitation will not apply to any sale and lease-back transaction if (a) the lease is for a period of not more than three years, (b) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction, (c) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or any instrumentality or agency thereof, (d) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or (e) the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of indebtedness of the Company or a Restricted Subsidiary, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased. In lieu of applying proceeds to the retirement of indebtedness, debentures or notes (including the Debt Securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the redemption price thereof or the Company or a Restricted Subsidiary may credit the principal amount of indebtedness voluntarily retired within 180 days after such sale.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

  The Company, without the consent of any Holder of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any corporation or may acquire or lease the assets of any Person, provided that the corporation formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met.

  The Indenture provides that neither the Company nor any Restricted Subsidiary may transfer any Principal Property to MDRC, MDFC, MDFS or to any other Subsidiary other than to a Restricted Subsidiary.

MODIFICATION AND WAIVER

  Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the Stated Maturity of any installment of principal of, or interest on, any Debt Security or change the Redemption Price; (b) reduce the principal amount of, or the interest on, any Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity; (c) change the place or currency of any payment of principal or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend such Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities of any series may, with respect to such series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture.

DEFEASANCE

  If the terms of the particular series of Debt Securities so provide, the Company may discharge its indebtedness and its obligations under the Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge.

EVENTS OF DEFAULT

  Under the Indenture, the following will be Events of Default with respect to any series of Debt Securities: (a) default in the payment of any interest upon any Debt Security of that series when due, continued for 30 days; (b) default in the payment of any principal or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture or in the Debt Securities of such series, continued for 90 days after written notice as provided in the Indenture; (e) acceleration of any indebtedness for money borrowed in an aggregate principal amount exceeding $10 million by the Company or any Restricted Subsidiary under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect of Securities of that series. The Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or such lesser amount as may be provided for in the Debt Securities of that series) of all outstanding Debt Securities of that series due and payable immediately if an Event of Default with respect to Debt Securities of such series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to Debt Securities of any series but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Debt Securities of that series, except (i) in a case of failure to pay principal or premium, if any, or interest on any Debt Security of that series for which payment had not been subsequently made or (ii) in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected.

  The Holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

  The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture.

THE TRUSTEE UNDER THE INDENTURE

  The Bank of New York is the Trustee under the Indenture. The Company maintains banking and borrowing relations with The Bank of New York.

                          DESCRIPTION OF DEBT WARRANTS

  The Company may issue, together with Debt Securities or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered thereby. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement relating to the Securities. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

  The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are Original Issue Discount Debt Securities, a discussion of federal income tax considerations applicable thereto; and (7) where Debt Warrant Certificates may be transferred and registered.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal or premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

  Each Debt Warrant will entitle the Holder to purchase for cash (or such other consideration as may be set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby) such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                              PLAN OF DISTRIBUTION

  The Company may sell the Securities to or through underwriters, and also may sell the Securities directly to other purchasers or through agents. Such underwriters may include Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or may be a group of underwriters represented by Merrill Lynch or one or more other firms. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

  If so indicated in the Prospectus Supplement, the Company will authorize the underwriters to solicit offers by certain institutions to purchase Securities from the Company pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

  The Company may authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company pursuant to contracts providing for payment and delivery on a future date. The dealers and such other persons acting as the Company's agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

  The validity of each issue of the Securities will be passed upon for the Company by F. Mark Kuhlmann, Esq., Senior Vice President and General Counsel of the Company, and for the underwriters or agents by Brown & Wood LLP. As of the date hereof, Mr. Kuhlmann beneficially owns approximately 53,650 shares of the Company's common stock.

                                    EXPERTS

  The consolidated financial statements of McDonnell Douglas Corporation and subsidiaries incorporated by reference in the Company's annual report (Form 10-
K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNEC-TION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DE-LIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Description of Notes....................................................... S-2
Underwriting............................................................... S-4

                                  PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Summary Financial Information..............................................   5
Use of Proceeds............................................................   8
Description of Debt Securities.............................................   8
Description of Debt Warrants...............................................  13
Plan of Distribution.......................................................  14
Legal Matters..............................................................  14
Experts....................................................................  14

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                                 $250,000,000

                         MCDONNELL DOUGLAS CORPORATION

                                 6 7/8% NOTES
                             DUE NOVEMBER 1, 2006

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                               J.P. MORGAN & CO.

                               OCTOBER 31, 1996

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